Contact: William Schmitt, QMed, Inc. – 732-544-5544 x1112

QMed, Inc. Receives NASDAQ Letter

Eatontown, New Jersey, March 24, 2008 – QMed, Inc., (NASDAQ Symbol: QMED) today announced that it has received a NASDAQ staff determination letter dated March 18, 2008, notifying the Company that it has not complied with NASDAQ Marketplace Rule 4310(c)(14) due to its failure to timely file its Annual Report on Form 10K for the year ended November 30, 2007 with the Securities and Exchange Commission (“SEC”). Accordingly, unless the Company requests an appeal of this determination or files its Form 10K by March 25, 2008 on or before 4:00 pm, trading of the Company’s common stock will be suspended at the opening of business on March 27, 2008 and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on The NASDAQ Stock Market. This notification is standard when any NASDAQ-listed company fails to file a report with the SEC in a timely manner.

The Company may appeal Staff’s determination5 to the Panel, pursuant to the procedures set forth in the NASDAQ Marketplace Rule 4800 Series. A hearing request will stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision, if received by March 25, 2008 prior to 4:00 pm. If the Company does not appeal Staff’s determination to the Panel, the Company’s securities will not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets.” The securities may become eligible if a market maker makes application to register in and quote the security in accordance with SEC Rule 15c2-11, and such application (a “Form 211”) is cleared. Only a market maker, not the Company, may file a Form 211.

About QMed, Inc.

QMed has developed evidence-based clinical information management systems for use by health plan customers. The QMed systems incorporate Disease Management services to patients and decision support to physicians. The Company’s subsidiaries have specialized in serving high-risk populations of Medicare beneficiaries.

Except for historical information contained herein, matters discussed in this news release are forward-looking statements that involve risks and uncertainties. They include but are not limited to those relating to the timely implementation of programs, the impact of business and operational conditions, competitive product introductions, acceptance and pricing, and those risks detailed in the Company’s filings with the Securities and Exchange Commission (SEC). Actual results may differ materially from any forward-looking statements due to these risks and uncertainties.

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